CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of Northern Lights Fund Trust III and to the use of our report dated February 29, 2016 on the financial statements and financial highlights of the ACM Dynamic Opportunity Fund, a series of shares of beneficial interest of Northern Lights Fund Trust III. Such financial statements and financial highlights appear in the December 31, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 21, 2016